Exhibit 10.1

INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT is made effective as of the June 16, 2022 (the “Agreement”), between USIO, INC., a Nevada corporation with an address at 3611 Paesanos Parkway, Suite 300, San Antonio, Texas, 78216 (the “Company”), and Michelle Miller, residing at [___](“Director”).

WHEREAS, it is essential to the Company to retain and attract as directors the most capable persons available to serve on the board of directors of the Company (the “Board”); and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company’s needs related to its Board, and

WHEREAS, the Company appointed the Director effective as June 22, 2022 (the “Effective Date”) and desires to enter into an agreement with the Director with respect to such appointment; and

WHEREAS, the Director is willing to accept such appointment and to serve the Company on the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Position.  Subject to the terms and provisions of this Agreement, the Company shall cause the Director to be appointed, and the Director hereby agrees to serve the Company in such position upon the terms and conditions hereinafter set forth, provided, however, that the Director’s continued service on the Board after the initial three-year term on the Board, which term is subject to the Company’s bylaws, as amended, and as may be subsequently amended, and pursuant the Company’s bylaws, state or federal law or the rules of any stock exchange on which the Company’s securities are listed, shall be subject to any necessary approval by the Company’s stockholders.

2. Service.  Director will serve as a director of the Company and perform all duties as a director of the Company, including without limitation (a) attending meetings of the Board, (b) serving on one or more committees of the Board (each a “Committee”) and attending meetings of each Committee of which Director is a member, and (c) using reasonable efforts to promote the business of the Company. The Company currently intends to hold at least one in-person regular meeting of the Board and each Committee each quarter, together with additional meetings of the Board and Committees as may be required by the business and affairs of the Company. In fulfilling his responsibilities as a director of the Company, Director agrees that he shall act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

3. Compensation.

(a) Cash Compensation. The Director shall receive one thousand dollars ($1,000) each quarter in arrears for participation in quarterly Board and Committee meetings, including the annual stockholders’ meeting. There will be no additional compensation for ad hoc or preparatory meetings or for being the chair of a Committee, other than the Audit Committee and only if appointed the Chair of the audit committee or for being a regular or non-Chair member of the audit committee and holding a valid CPA license. The Chair of the Audit Committee will receive fifteen thousand dollars ($15,000) upon timely, including extensions granted by the SEC, and compliant filing of the 10K each year and any regular, non-Chair audit committee member holding a valid CPA license will receive five thousand dollars ($5,000) upon timely, including extensions granted by the SEC, and compliant filing of the 10K each year.

(b) Restricted Stock Units.  The Director shall receive sixty-six thousand six hundred and sixty-seven (66,667) restricted stock units convertible into the Company’s common stock at the start of the Directorship Term, pursuant and subject to the Company’s 2015 Equity Incentive Plan. Such shares shall vest in 3 tranches: (1) 22,223 shares vest on June 22, 2023, (2) 22,222 shares vest on June 22, 2024, and (3) 22,222 shares vest on June 22, 2025. Notwithstanding the foregoing, if the Director ceases to be a member of Board at any time during the vesting period for any reason (such as resignation, withdrawal, death, disability or any other reason), then any unvested shares shall be irrefutably forfeited. Furthermore, the Director agrees that the shares shall be subject to any “lock up” agreement required to be signed by the Company’s officers in connection with any financing.

(c) Independent Contractor.  The Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

(d) Expense Reimbursements.  Upon submission of appropriate receipts, invoices or vouchers as may be reasonably required by the Company, the Company will reimburse Director for all reasonable out-of-pocket expenses incurred in connection with the performance of Director’s duties under this Agreement during the Directorship Term. Any reimbursements for out-of-pocket expenses of the Director in excess of $500.00 must be approved in advance by the Company.

4. Directorship Term.  The “Directorship Term,” as used in this Agreement, shall mean the period commencing on the Effective Date and terminating on the earliest of the following to occur: (a) the death or disability of the Director; (b) the termination of the Director from membership on the Board by the mutual agreement of the Company and the Director; (c) the removal of the Director from the Board by the majority stockholders of the Company; and (d) the resignation by the Director from the Board.

5. Director’s Representation and Acknowledgment.  The Director represents to the Company that the execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

6. Director Covenants.

(a) Unauthorized Disclosure.  The Director agrees and understands that in the Director’s position with the Company, the Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company’s industry other than as a result of the Director’s breach of his obligations hereunder and (ii) the Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, the Director will promptly return to the Company and/or destroy at the Company’s direction all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director’s position with the Company during or prior to the Directorship Term, provided that the Company shall retain such materials and make them available to the Director if requested in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

(b) Non-Solicitation.  During the Directorship Term and for a period of two (2) years thereafter, the Director shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term and/or at any time during the one year period prior to the termination of the Directorship Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company.

(c) Non-Compete. The Director agrees that during the Directorship Term and for a period of two (2) years thereafter, he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise; engage in the business of developing, marketing, selling or supporting technology to or for businesses in which the Company engages in or in which the Company has an actual intention, as evidenced by the Company's written business plans, to engage in, within any geographic area in which the Company is then conducting such business.  Nothing in this Section 6 shall prohibit the Director from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than three percent of the outstanding stock of any class of securities of a corporation, which are publicly traded, so long as the Director has no active participation in the business of such corporation.

(d) Code of Ethics and Insider Trading Guidelines.  Director agrees to comply with the Company’s Code of Ethics and to execute the Company’s Insider Trading Guidelines in Attachments A and B, respectively. The Code of Ethics and Insider Trading Guidelines may either or both be amended by the Company from time to time.

7. Director and Officer Liability Insurance. Director shall be covered by the Company’s director and officer’s liability insurance policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

8. Limitation of Liability; Right to Indemnification. Director shall be entitled to limitations of liability and the right to indemnification against expenses and damages in connection with claims against Director relating to his service to the Company to the fullest extent permitted by the Company’s Certificate of Incorporation and Bylaws (as such documents may be amended from time to time) and other applicable law.

9. Amendments and Waiver. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

10. Binding Effect, Assignments. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

11. Severability. The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

12. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Nevada applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

13. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understanding relating to such subject matter.

14. Miscellaneous. This Agreement may be executed by the Company and Director in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party will be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature will promptly forward to the other party an original signature page by overnight courier. Director acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue his service as a director for any period of time.

Signature Page Follows.

IN WITNESS WHEREOF, the parties have executed this Independent Director Agreement as of the date shown above.

Usio, Inc.

By:	/s/ Michael R. Long

Name:	Michael R. Long

Title:	Chairman of the Board of Directors

By:	/s/ Michelle Miller

Name:	Michelle Miller